2Q2005 Conference Call Script

August 12, 2005

11 a.m.

Opening - Bill Wells

Good morning and thank you for participating in the SpectRx conference call and webcast to discuss second quarter 2005 results.

For today's call we have: SpectRx Chairman and CEO Mark Samuels....... President and Chief Operating Officer Bill Arthur....., Dr. Mark Faupel, president and chief operating officer of subsidiary Guided Therapeutics and Bobby Noorani, Controller & Principal Accounting Officer.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so relying on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-KSB for the year ending December 31, 2004, and any subsequent filings with the Securities and Exchange Commission.

So at this time I will turn the conference call over to Mark Samuels --- please go ahead Mark.

Welcome - MAS

Thank you Bill. I want to welcome everyone to our second quarter 2005 conference call.

I am pleased to report the market introduction this week of the SimpleChoice twist - our next generation 90-degree insulin pump infusion set with full 360-degree rotation. The launch of the twist opens up the 300 million dollar 90-degree market segment to us, and greatly improves our ability to attract new distributors and customers. We are also pleased to announce the receipt of FDA 510K clearance for our new Medtronic paradigm-compatible insulin reservoir, which will also help increase sales, once it is available.

The launch of the Twist is a major milestone for our company. Although we have been very disappointed with the delays, we believe that our expertise in insulin set design and manufacture has increased substantially over the past year as we have worked to launch this highly innovative infusion set. SimpleChoice has now completed the design and engineering of both a 90-degree and a 30-degree infusion set, launched a reservoir compatible with a leading infusion pump and received FDA clearance for a second reservoir. We still have significant challenges ahead as we establish a profitable business in this highly competitive marketplace, however our expertise is now a platform upon which we believe we can build a strong future with additional planned innovative products.

Pause

We are increasingly excited by the progress also being made in the development of our non-invasive cervical cancer detection device. Since the last call, we have significantly increased enrollment, as well as added another clinical site in the ongoing FDA pivotal trial. This opportunity continues to grow and we expect to retain a banker in the near future to help us separately finance this opportunity.

Pause

During the quarter we were pleased to receive a one-point-one million-dollar payment from Respironics as a payment against future earn outs related to the sale of the BiliChek product line. This one point one million in cash is confirmation that the BiliChek product line continues to do well at Respiroincs. Meanwhile, we are continuing manage our cash very carefully, and while we are pleased with the introduction of the new product and recent FDA clearance, we still have a lot of work to do as we execute on our plans to increase product revenue. Expected increases in working capital associated with the introduction of the Twist, the expected growth the other products and our normal operating expenses will require us to raise additional cash as we move SimpleChoice forward. As we have previously indicated, we currently plan to satisfy our SimpleChoice cash needs through the end of the year using asset based financing.

Pause

Now to go into more detail about our SimpleChoice diabetes business, I'll turn the call over to President and COO Bill Arthur, Bill.........

Thanks Mark.

As Mark mentioned earlier, we are introducing the SimpleChoice twist this week. This launch coincides with the American Association of Diabetes Educators annual meeting, which is an excellent vehicle for introducing products.

The expansion of our product line, due to the addition of our 90-degree twist, should help remove a significant barrier to the adoption of our products in the marketplace. We are looking forward to beginning the twist product introduction with sampling and initial shipments to key distributors this month and then continue to build sales as manufacturing capability increases over the next few months.

Having the twist on the market does several things for us. It provides access to the largest segment of the pump supply market - the $300 million 90-degree market. It also opens up new distribution channels, previously unavailable because we did not have a 90-degree automatically insertable set.

In pre-launch user studies, patients are most pleased with the comfort of the design. The 360-degree rotation and catheter design should contribute to a more pleasant pump wearing experience. This next-generation product is designed to be more like a part of the body, and less like a part of the pump. We believe that the novel attraction of the rotation will compel people to try the set and the comfort of the catheter will keep them coming back.

The 90-degree set launch combined with the just received 510K clearance granted by the FDA for our Paradigm-compatible insulin reservoir is good news for the company and I am excited about getting into the market and making positive things happen for SimpleChoice.

With that I'd like to turn the call back over to Mark.

Thanks Bill.

To bring us up to date on our financial results, I'll turn the call over to Controller & Principal Accounting Officer Bobby Noorani.

Thank you Mark.

In general, we have had a significant decrease in overall expenses, due primarily to an increase in reimbursements from the National Cancer Institute.

SimpleChoice sales for the 2nd quarter totaled $134,000 as compared to $192,000 during the 2nd quarter of 2004 and $326,000 in the 1st quarter of 2005. Year-to-date simple choice sales totaled $460,000 compared to 270,000 for the 2004 period. The decrease in SimpleChoice revenue in the second quarter of 2005 was due to limited product availability in May and June.

The total revenue for the 2nd quarter of 2005 was $269,000, compared to $274,000 in the 2nd quarter of 2004. Total revenue year-to-date for 2005 was $638,000 compared to $397,000 in 2004.

During the quarter we have recognized $275,000 of expense and have deferred the related $1.3 million of gain on the sale of the BiliChek product line, which we expect to recognize as gain in the fourth quarter of 2005.

Our quarterly operating results illustrate our continuing management of expenses versus prior year. Excluding the effect of the expense on the sale of BiliChek we had a decrease of $887,000, or 50%, in overall expenses for the quarter when compared to the same quarter of 2004, primarily due to a reduction in R&D expenses, which are down by $635,000 and also due to a $200,000 reduction in G&A expenses.

Operating loss for the quarter was $1.2 million compared to a loss of $1.7 million for the same quarter in 2004. Year-to-date operating loss was $2.4 million compared to a loss of $3.3 million in 2004.

The net loss attributable to stockholders for the 2nd quarter of 2005 was $1.4 million, compared to $1.8 million in the 2nd quarter of the previous year. Year-to-date the net loss attributable to stockholders for 2005 was $2.8 million compared to $9.4 million in 2004.

Comparison of net loss in 2005 to 2004 includes two significant items related to financing activities in 2004, which were:

$871,000 of non-cash interest expense due to the value of the warrants issued in conjunction with the bridge loans;

and,

the $5 million deemed dividend recognized in the 1st quarter of 2004.

Cash on hand at the end of the 2nd quarter was approximately $1.0 million. Working capital at the end of the 2nd quarter was approximately a negative $3.5 million.

Stockholders' equity decreased from a deficit of $3.7 million at the year-end 2004 to a deficit of $6.4 million at the end of the 2nd quarter of 2005. $3.2 million of this deficit was due to the write off of SimpleChoice intangibles in 2004.

I'll now turn the call back over to Mark Samuels........ Mark.

Thank you Bobby.

As part of our plan to focus the public company on diabetes management, we have created a separate organization to commercialize our non-invasive cancer detection technology. We are currently financing this organization - called Guided Therapeutics - through grants and contracts.

Now here to update you on our non-invasive cancer detection business is Doctor Mark Faupel, president and COO of Guided Therapeutics.

Thanks Mark.

As mentioned earlier, we are pleased with recent the progress made in the development of our non-invasive cervical cancer detection device.

We have enrolled almost 500 patients in our ongoing FDA pivotal clinical trials. That's out of about 1,500 patients we expect to enroll. Since our last conference call, we have added another clinical site to the trial - the University of Arkansas in Little Rock, which is in training with the device. The other clinical sites are Parkland hospital in Dallas, Emory University/Grady hospital in Atlanta, the University of Miami and St. Francis Hospital in Hartford, which is affiliated with the University of Connecticut.

Meanwhile, we are moving forward with development of pre-production devices and disposables. These pre-production units and disposables will be used to complete the FDA pivotal clinical trial. We plan to have these beta devices and disposables completed by year's end and in the clinics after the first of the year.

Funding for our ongoing clinical trials and commercialization work is supported by grants from the National Cancer Institute and the Georgia Research Alliance.

As you may recall, our rapid, point-of-care, non-invasive test, unlike Pap smears and HPV testing, does not require a tissue sample or the delay of laboratory analysis. To date more than 1,400 women have been tested with prototype devices, which have consistently provided better results than other tests.

The product is being designed as a low-cost device with a single-patient-use calibration disposable. Additionally, we believe that the test is immediately reimbursable under existing CPT codes, and that the market opportunity for this product is approximately 1.3 billion dollars.

I'll now turn the call back over the Mark Samuels......

Thank you Mark.

Launching the 90-degree twist product, FDA clearance for the new reservoir and the progress being made in the cervical cancer detection program are all significant and positive events for the company. A key part of our plan over the coming months is to significantly increase product revenue and prove that our vision for SimpleChoice is viable.

Our plan for success is as follows:

to launch the 90-degree twist product and build SimpleChoice sales,

to continue to improve our supply chain in order to insure economical sources of high quality component and assemblies,

to complete the financing of our cervical cancer detection technology platform in order to provide a strong financial basis for market introduction,

to add additional products to the SimpleChoice line,

to recapitalize the company in 2006 as our sales model is proven and the value of our equity recovers, and:

to seek a relisting on NASDAQ sometime toward the end of 2006.

We look forward to updating you as we continue to execute on our plans.

Thank you operator and thank you for participating in our second quarter 2005 conference call.